Exhibit 15.16

LETTER OF CONSENT

We hereby consent to the reference to each of our studies listed below, which we prepared for Elbit Imaging Ltd. (the "Company"), in the Annual Report on Form 20-F of the Company for the year ended December 31, 2009 and to the incorporation by reference of such Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd. and in the Shelf Prospectus filed by Elbit Imaging Ltd. with the Israeli Securities Authority and the Tel Aviv Stock Exchange on July 21, 2009:

•	Valuation report in respect of options granted in August 30, 2009 under the framework of ESOP 2008, dated November 2009;
•	Valuation report in respect of options granted in May 27, 2009 under the framework of ESOP 2008, dated June 2009;
•	Valuation report in respect of options re-priced in May 20, 2009 under the framework of ESOP 2006, dated June 2009;

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Giza Zinger Even Giza Zinger Even

Tel Aviv, Israel
May 9, 2010